UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2014

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Working Capital Revolver Loan

On February 13, 2014, LSB Industries, Inc. (the “Company”) and each of the Company’s subsidiaries signatory thereto, entered into the Second Amended and Restated Loan and Security Agreement (the “Amendment”), with the lenders identified on the signature pages thereof and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as the arranger and administrative agent. The Amendment, which is dated effective as of December 31, 2013, amends and restates the Company’s existing $100 million working capital revolver (the “Working Capital Revolver”).

Pursuant to the terms of the Amendment, the Company and all of the Company’s subsidiaries, other than Zena Energy LLC, including those that were previously guarantors of the Working Capital Revolver, are now borrowers under the Working Capital Revolver. The Amendment also provides that (a) if the excess borrowing availability is less than or equal to 12.5% of the total commitment of $100 million, then the borrowers must maintain a monthly fixed charge coverage ratio of not less than 1.10:1.00, on a trailing 12 month basis; (b) certain assets of the Company’s subsidiary, El Dorado Nitrogen, L.P. are excluded as collateral; and (c) the Company may form and make certain investments in subsidiaries that are not borrowers under the Working Capital Revolver.

The Working Capital Revolver continues to provide that (a) advances are based on specified percentages of eligible accounts receivable and inventories (b) up to $15 million of letters of credit, the outstanding amount of which reduces availability under the Working Capital Revolver Loan, and (c) the maturity date is April 13, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2014

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer